Exhibit 16

                       1838 INTERNATIONAL EQUITY FUND


For the period from August 3, 1995 (commencement of operations) through October 31, 1995:



                           Cumulative Total Return

                              (ERV/P)  -  1 = T

                           ($961/$1,000)  -  1 = T

                                (0.039)   = T

                                 (3.90)% = T